Appendix A - List of Portfolios and Classes

As of November 19, 2025

Fund	Classes Offered

Emerging Markets Portfolio	Advisor Class Investor Class

Global Equity Portfolio	Advisor Class Institutional Class Institutional Class Z

Frontier Emerging Markets Portfolio	Institutional Class Institutional Class Z Investor Class

Institutional Emerging Markets Portfolio	Institutional Class Institutional Class Z

International Equity Portfolio	Institutional Class Institutional Class Z Investor Class

International Small Companies Portfolio	Institutional Class Institutional Class Z Investor Class

International Developed Markets Equity Portfolio	Institutional Class